Exhibit 10.1
SUPPLIER AGREEMENT
     This Supplier Agreement (this “Agreement”) executed this 20th day of February, 2008, but effective for all purposes as of April 1, 2008, is by and between Orchids Paper Products Company, a Delaware corporation (“Orchids”), and Dixie Pulp & Paper, Inc., an Alabama business corporation (“Dixie”).
W-I-T-N-E-S-S-E-T-H:
     WHEREAS, Orchids is a manufacturer of certain products (“Products”) at its Pryor, Oklahoma facility; and
     WHEREAS, Orchids requires certain secondary fiber in order to manufacture the Products; and
     WHEREAS, Dixie has the ability to provide Orchids with such secondary fiber; and
     WHEREAS, Orchids and Dixie desire to enter into this Agreement so that Dixie will provide all secondary fiber materials needed by Orchids at its Pryor, Oklahoma facility, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Orchids and Dixie hereby agree as follows:
     1. Scope of Agreement
     1.1 Supplier of Goods and Services. Subject to the terms and conditions of this Agreement, Dixie hereby agrees to provide to Orchids, and Orchids agrees to purchase from Dixie, one hundred percent (100%) of the secondary fiber required by Orchids, except for “broke” from Orchids converting plants, in its production of the Products (hereinafter, “Fiber”).
     1.2 Ancillary Services Provided by Dixie. Dixie agrees to provide Orchids with the following ancillary services during the term of this Agreement:
     1.2.1 Regular communication and coordination with the contact person designated by Orchids for purposes of efficiently carrying out the provisions of this Agreement.
     1.2.2 Management and coordination of all inbound freight associated with the purchase of Fiber from Dixie.

     1.2.3 Periodically meet with Orchids to discuss and review the performance of each party to this Agreement.
     1.2.4 Use reasonable efforts to establish an Internet program whereby Orchids can monitor the status of orders made hereunder, such program sometimes hereinafter referred to as “Dixie Link”.
     1.2.5 Develop through Dixie Link real time access to shipping and receiving records and work with Orchids’ accounting and IT departments to develop a daily invoice download, along with other information needed.
     1.2.6 If reasonably practical, coordinate with Orchids’ freight department in an effort to utilize backhauls for finished goods.
     2. Nature of Relationship. During the term of this Agreement, the parties intend to establish a working relationship for the purchase and supply of Fiber in order to achieve timely deliveries, quality products and economically attractive pricing. Orchids will look to Dixie as its exclusive supplier of Fiber and Dixie will use its best efforts to make available capacity to meet Orchids’ needs. Notwithstanding the foregoing terminology or any other provision contained in this Agreement to the contrary, Orchids and Dixie do not intend or desire for this Agreement or their actions hereunder to be interpreted as creating a partnership or similar association.
     3. Term. The original term of this Agreement shall be for a period of five (5) years commencing on April 1, 2008 and ending on March 31, 2013 (the “Original Termination Date”). Unless either party has notified the other, in writing, at least ninety (90) days prior to April 1 of each year (the “Anniversary Date”) of its intention not to extend this Agreement at the end of its current term, the Original Termination Date shall be automatically extended for one (1) additional year so as to restore the original term of five (5) years. If either party notifies the other, in writing, at least ninety (90) days prior to the Anniversary Date of its intention not to extend this Agreement, then this Agreement shall terminate at the end of its then applicable current or extended term.
     4. Exclusivity.
     4.1 Orchids and Dixie agree that during the term of this Agreement, Dixie shall be the sole and exclusive supplier of Fiber for Orchids at its Pryor, Oklahoma facility.
     4.2 Orchids agrees to communicate in writing to various sellers of secondary fiber that “Orchids and Dixie have entered into a long-term exclusive supply agreement,” which communication will include Orchids sending a letter in substantially the form of Exhibit A attached hereto and made a part hereof.
5.	Procedure for Purchase Requests and Purchase Orders.

     5.1 Purchase Requests. No later than 10 days prior to the first day of the month to which the request relates, Orchids shall submit a request to Dixie for its anticipated Fiber needs for the next calendar month. Dixie shall not be required to supply a grade of Fiber differing from that supplied during the previous month unless and until Dixie shall have received at least sixty (60) days prior written notice of such grade change. Dixie will make every effort to minimize the development period for new grades.
     5.2 Price Recommendation. Dixie shall respond (five (5) days prior to the end of month) to each request for Fiber needs with a price recommendation for Orchids approval. This recommendation will be based on the previous month’s market.
     5.3 Purchase Order. Orchids will then set the price and a specific Purchase Order (two (2) days prior to the end of the month) for Fiber, showing quantity and pricing.
     5.4 Governing Terms and Conditions. The terms and conditions set forth in this Agreement are intended to govern the relationship between the parties hereto and hereunder. Terms and conditions contained in any standard forms or documents used by either party, including request, Purchase Order forms or otherwise are hereby excluded.
     6. Delivery, and Payment Terms.
     6.1 Freight.
     6.1.1 Deliveries. Dixie agrees to manage and coordinate all inbound scrap freight.
     6.1.2 Freight Charges. Prices for freight charges related to delivery of Fiber to Orchids under this Agreement will be set by Dixie and Orchids will reimburse Dixie for all freight.
     6.1.3 Notification to Dixie of Receiving Weights. All receiving weights on shipments to Orchids Pryor, Oklahoma facility shall be delivered by facsimile transmission to Dixie within twenty-four (24) hours of receipt of the material.
     6.2 Payment Terms. Dixie will provide Orchids billing for all Fiber costs, applicable freight and shipping charges. Payment shall be net thirty (30) days from date of shipment in connection with each Purchase Order. Payments shall be considered delinquent if payment is not received within said thirty (30) day period.

     6.3 Withhold Delivery. In the event payment is not received by Dixie within thirty (30) days from the date of shipment as provided in paragraph 6.2 above, then after ten (10) days written notice from Dixie to Orchids, Dixie may withhold further delivery of Fiber to Orchids until delinquent payments, if any, are made in full.
     6.4 Quarterly Reports. During the term of this Agreement, Dixie will track the weighted average shipping point price [*], for various grades and various regions. In addition, Dixie will track actual freight costs for its delivery of Fiber pursuant to this Agreement [*]. Dixie will prepare and deliver to Orchids quarterly reports comparing the actual Fiber and freight costs [*], in substantially the form as the example attached hereto as Exhibit B and incorporated herein by reference. To the extent that the description of the reports and calculations described herein are ambiguous, contrary to or inconsistent with the example attached hereto as Exhibit B, the example shall prevail over the written description contained herein. The quarterly reports shall be delivered to Orchids no later than five (5) business days following the end of each calendar quarter, beginning the fourth quarter 2008. In addition, such quarterly reports shall be submitted with a one (1) month lag. For example, the first quarter report will provide information for January and February only, the second quarter report will provide information for March through May, the third quarter report will provide information for June through August and the fourth quarter report will provide information for September through November. The first annual report will contain nine (9) months of data. The actual year-end data will be furnished annually no later than the end of the first calendar quarter.
     6.5 Savings. It is anticipated that Dixie will reduce Orchids total delivered weighted average price for Fiber and freight below Orchids’ average price for comparable Fiber and freight [*]. As shown on Exhibit B attached hereto, it is expected that Orchids will save, on all tons of Fiber purchased from Dixie each year, a minimum of [*]. If, in any year, the actual savings to Orchids exceeds the above referenced “expected” savings, all or any portion of such excess will be used by Dixie in future years to offset any deficiency in actual savings compared to expected savings. [*].
     7. Inventory. Dixie agrees that it will maintain a minimum of [*] days supply of Fiber [*]. For purposes of this paragraph, Orchids’ [*] day supply shall be an amount equal to the product of [*] multiplied by Orchids’ average daily usage of Fiber during the calendar month immediately preceding the month in which such calculation is performed. Dixie shall be deemed to have satisfied its obligation to inventory a [*] day supply of Fiber so long as an amount at least equal to such [*] day supply is, in the aggregate, on hand at an Orchids facility and/or a warehouse owned or leased by Dixie. Without limiting the foregoing, Orchids agrees to make available on-site storage in Pryor, Oklahoma, an amount of space sufficient to store a [*] day supply of Fiber. In the event that (i) Orchids accepted the price recommended by Dixie pursuant to paragraph 5.2 above, (ii) Dixie shall fail to maintain a [*] day inventory of Fiber as required above, and (iii) as a result, [*], Dixie agrees to [*]. In the event that (i) Orchids did not accept the price recommended by Dixie pursuant to paragraph 5.2 above, (ii) Dixie shall fail to maintain a [*] day inventory of Fiber as required above, and (iii) as a result, [*], Dixie agrees to [*].
     8. Quality and Standards.
     8.1 Except as otherwise provided in this Agreement, the terms, conditions and specifications of the Institute of Scrap Recycling Industries, Inc. for paper stock: domestic transactions, as amended from time to time, shall be incorporated herein by reference. This guideline states that basic to the success of any buyer-seller relationship is an atmosphere of “good faith” and gives the following underlying principles as necessary:
     8.1.1 Seller (Dixie) must use due diligence to ascertain that shipments consist of properly packed paper stock and that the shipment is made during the period specified.
     8.1.2 Arbitrary rejections, deductions and cancellations by the buyer (Orchids) are counter to acceptable good trade practice.
     8.1.3 Seller (Dixie ) shall deliver the quality of paper stock agreed upon but shall not be responsible for its use or the paper or paperboard manufactured therefrom.
     8.2 Orchids required specifications and quality requirements will be established by Orchids.
     8.3 Dixie agrees to supply Orchids only with grades and sources of waste paper that have been approved by Orchids.
     8.4 Dixie agrees to change sourcing of a particular grade of waste paper or source of waste paper if either materially affects the yield or the efficiencies of the paper machines.
     9. Limitation of Liability. Except as otherwise provided in this Agreement, in no event shall Dixie be liable for any consequential, incidental, indirect or special damages of any kind whatsoever in connection with this Agreement or any Purchase Order placed hereunder.
     10. Confidentiality. During the term of this Agreement, Dixie and Orchids will be exposed to and have access to important confidential and proprietary information of each other, such as financial data, pricing, rates, suppliers, customers, and various other trade secrets which are confidential in nature and are referred to collectively as “confidential information”. Dixie and Orchids agree that with regard to any correspondence, documents, lists or other printed information exchanged between the parties or their respective affiliates, agents or representatives, the party sending such material shall designate the same as confidential information by clearly marking the words “Confidential”, “Proprietary” or any similar mark on the appropriate material(s). Notwithstanding the foregoing, the parties acknowledge and agree that the exchange of any information regarding price, rates, customers, and suppliers shall be considered confidential information. Dixie and Orchids, respectively, agree not to disclose any of the confidential information of the other party nor to make any use of the confidential information received except for the sole purpose of complying with the terms of this Agreement. Any confidential information which may be furnished to Orchids and Dixie, respectively, or their respective affiliates, directors, officers, employees, counsel, accountants, or agents, shall be retained on a confidential basis according to the terms of this Agreement. Notwithstanding any provisions of this Agreement to the contrary, Orchids and Dixie, respectively, agree that any confidential information received from the other party shall only be disclosed to their employees, officers, directors, agents, or advisors (including without limitation attorneys, accountants, consultants, and financial advisors) with a “need to know”, unless the prior written consent of the other party is obtained. In addition, Orchids and Dixie agree to keep the terms of this Agreement confidential to the extent permitted by the rules and regulations of the Securities and Exchange Commission.
     11. Notices. Any notices hereunder shall be in writing and shall be deemed effectively given with delivered in person or when sent by facsimile transmission or registered mail to the address of the other party designated below or at such different address as such party may hereafter designate by notice:

Dixie Pulp & Paper, Inc.
Orchids Paper Products Company

Attn: David Hudson, Jr.	Attn: Keith R. Schroeder
If by U.S. Mail:	If by U.S. Mail:
P. O. Box 20204	4826 Hunt Street
Tuscaloosa, AL 35402	Pryor, OK 74361
Fax: (205) 759-2606	Fax: (918) 825-6239

If by Express Courier:	If by Express Courier:
101 Marina Drive	4826 Hunt Street
Tuscaloosa, AL 35406	Pryor, OK 74361
     12. Miscellaneous.
     12.1 Neither the failure nor delay on the part of either party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

     12.2 This Agreement shall be deemed to be a contract made under the laws of the State of Oklahoma and for all purposes shall be governed by the laws of that state.
     12.3 The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.
     12.4. The obligations of the parties under this Agreement (other than the obligation to make payments) shall be suspended to the extent a party is hindered or prevented from complying therewith because of labor disturbances (including strikes or lockouts), war, acts of God, earthquakes, fires, storms, accidents, governmental regulations, failure of vendors or suppliers or any other cause whatsoever beyond a party’s control. For so long as such circumstances prevail, the party whose performance is delayed or hindered shall continue to use all commercially reasonable efforts to recommence performance without delay.
     12.5 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
     12.6 APPLICABLE LAW WAIVER OF JURY TRIAL AND CONSENT TO JURISDICTION/VENUE. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT THAT IT OR ITS RESPECTIVE SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY INSTRUMENTS OR DOCUMENTS CONTEMPLATED THEREBY TO BE EXECUTED IN CONJUNCTION THEREWITH, OR IN CONJUNCTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES. REGARDLESS OF ANY PLACE TO WHICH EITHER PARTY MAY MAINTAIN ITS LEGAL DOMICILE OR RESIDENCE, TO THE FULL EXTENT PERMITTED BY LAW, EACH PARTY HEREBY CONSENTS THAT SUIT MAY BE INSTITUTED IN THE CIRCUIT COURT (OR, IF NONE, IN A COMPARABLE COURT HAVING JURISDICTION) OF MAYES COUNTY, OKLAHOMA AND HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURT (IN PERSONAM, OR OTHERWISE) AND WAIVES ANY AND ALL JURISDICTIONAL DEFENSES THAT IT MAY HAVE TO THE INSTITUTION OF SUCH AN ACTION IN SUCH COURT.

     12.7 Any dispute, controversy or claim arising out of or related to this Agreement, or the breach thereof, whether during or after the term hereof, which cannot be amicably resolved by the parties within twenty (20) days of the written request of one of them shall be, upon the written demand of either party, finally resolved by compulsory arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”) strictly in accordance with the terms of this Agreement and the substantive law of the State of Oklahoma. Unless otherwise agreed, the arbitral tribunal shall consist of three independent arbitrators, each chosen by mutual agreement of the parties. In the event the parties are unable to agree on three independent arbitrators, then each will instead designate one “party-appointed” arbitrator from the AAA National Roster of Commercial Arbitrators, and these two party-appointed arbitrators will appoint a third “neutral” arbitrator from the AAA National Roster of Commercial Arbitrators, in accordance with Section R-13(c) of the AAA’s Commercial Arbitration Rules in effect on the date of this Agreement. Unless otherwise agreed, the arbitration shall be held in Tulsa, Oklahoma. The parties expressly agree that (i) injunctive relief may be granted by the arbitrators, (ii) exemplary or punitive damages may not be granted, and (iii) judgment on the award entered by the arbitral tribunal may be entered in any court having jurisdiction. Each party will pay one-half of the aggregate fees of the arbitrators.
     IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized representatives on the date first written above.

DIXIE PULP & PAPER, INC.

By:

Name:

Title:

ORCHIDS PAPER PRODUCTS COMPANY

By:

Keith R. Schroeder
Chief Financial Officer